EXHIBIT 10.26

SVB FINANCIAL GROUP

RETENTION PROGRAM PLAN

RP YEARS BEGINNING 2008

Effective as of January 1, 2008

PURPOSE

The purpose of the SVB Financial Group Retention Program Plan is to:

•	Recognize the valuable contributions made by designated key individuals of the Company; and

•	Retain and motivate those key individuals who are critical to the Company’s long-term success.

The Plan is designed to allow individuals to share in: (i) returns from designated investments made by the Company and its Affiliates, including investments in designated venture capital funds and direct equity investments; (ii) income realized from the exercise of, and the subsequent sale of underlying shares of, warrants held by the Company; and (iii) other designated amounts, as approved by the Board of Directors Compensation Committee.

This Plan shall be effective as of January 1, 2008.

DEFINITIONS

“Affiliate” means any parent corporation or subsidiary corporation, whether now or hereafter existing, as those terms are defined in sections 424e of the Internal Revenue Code of 1986, as amended.

“Company” means SVB Financial Group, a Delaware corporation.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Participant” means an employee chosen to participate in the Plan by the Company’s Steering Committee in its sole discretion (participation of any members of the Steering Committee or other executive officers requires the approval of the Board of Directors Compensation Committee) and who meets the eligibility requirements provided under this Plan.

“Plan” means this SVB Financial Group Retention Program Plan.

“RP Pool” means the total pool of returns on investments and other amounts designated by the Compensation Committee for all RP Years under this Plan (beginning with the 2008 RP Year).

“RP Share” means a unit representing an individual Participant’s designated interest in the overall RP Pool. A Participant’s total percentage interest in the Plan Pool shall be their total number of designated RP Shares divided by the total number of RP Shares designated in the Plan at any given time by the Steering Committee or Compensation Committee. For example, a Participant with 10 designated shares out of 400 total RP Shares shall have a 0.25% interest in the Plan Pool.

“RP Year” means a full fiscal year of the Company.

“Steering Committee” means the Steering Committee of the Company, or its designated subcommittee for purposes of administering the Plan.

“Suspended RP Share” means an RP Share belonging to a Participant whose performance has been deemed unsatisfactory by such Participant’s supervisor in his or her reasonable discretion, and which has been designated as a Suspended RP Share by the Steering Committee or Compensation Committee. Suspended RP Shares will not be included in the total number of RP Shares referenced for purposes of calculating individual percentage interests of Participants in the RP Pool until such time as the Steering Committee or Compensation Committee reinstates such Suspended RP Shares as RP Shares.

“Unallocated RP Share” means an RP Share which has not been awarded to a specific Participant. Unallocated RP Shares will be included in the total number of RP Shares referenced for purposes of calculating individual Participant percentage interests in the RP Pool.

ADMINISTRATION

The Compensation Committee shall administer the Plan and shall have full power and authority to construe, interpret and administer the Plan, including waiver of any requirements under the Plan. The Compensation Committee may, at its discretion, delegate its duties hereunder to the Steering Committee; provided, however, the following must be ratified by the Compensation Committee: (i) the allocated investments and other amounts to be included in the Plan for each respective RP Year, and (ii) the percentage interests in the Plan of all Steering Committee members and other executive officers.

All determinations and decisions of the Compensation Committee shall be final, conclusive and binding upon all persons.

ELIGIBILITY FOR PARTICIPATION

To be eligible to participate in the Plan, employee Participants must: (i) be employed with the Company or its Affiliates at the time of any RP Share allocation, and (ii) be awarded RP Shares by the Company’s Steering Committee (or in the case of Steering Committee members themselves or other executive officers, by the Compensation Committee). Additionally, all Participants shall abide by the Company’s Code of Conduct, Venture Capital Fund Investment Policies and Procedures, and any other applicable policies and procedures of the Company and/or its Affiliates as determined by the Compensation Committee.

HOW THE PROGRAM WORKS

RP Pool

Under the Plan, the Compensation Committee will, on an annual basis, allocate certain investments and other amounts for inclusion in the Plan for the respective RP Year. Aggregate net returns on such designated investments and amounts from all RP Years (beginning with the 2008 RP Year) will constitute the RP Pool from which distributions to Participants will be made based on the Participants’ respective percentage interests in the Plan as determined by their proportion of designated RP Shares to the total number of RP Shares awarded in the Plan, excluding any Suspended RP Shares.

Total Number of RP Shares

The total number of RP Shares shall be variable, with such variations occurring as a result of:

1.	The Steering Committee or Compensation Committee shall have the authority under this Plan to increase the number of total RP Shares at any given time in order to award additional RP shares to Participants, or to increase the number of total RP shares in the Plan without allocating these additional shares to specific Participants (such shares shall be deemed Unallocated RP Shares as defined above and will be included in the total number of RP Shares for purposes of calculating individual Participant percentage interests in the RP Pool).

2.	The Steering Committee or Compensation Committee shall have the authority to reduce the number of total RP Shares at any given time by eliminating any Unallocated RP Shares, in which case such RP Shares shall no longer be included in the total number of RP Shares for purposes of calculating individual Participant percentage interests in the RP Pool.

3.	The Steering Committee or Compensation Committee may designate RP Shares as Suspended RP Shares. Suspended RP Shares shall not be included in the total number of RP Shares for purposes of calculating individual Participant percentage interests in the RP Pool until such time as the Steering Committee or Compensation Committee reinstates such Suspended RP Shares as RP Shares.

4.	Employees who terminate their employment with SVB Financial Group or its Affiliates for any reason will forfeit their RP Shares, which will reduce the total number of RP Shares, unless the Steering Committee or Compensation Committee designates these forfeited shares as Unallocated RP Shares.

Term

The Company’s obligation to make distributions under the Plan for the investments from an RP Year will be for ten (10) years. Final distributions from the Pool funded by the investments of a specific RP Year will be made to Participants on or before March 15 (or if such date is a Saturday or Sunday, the next business day) of the tenth year after the RP Year. For example, the final distribution of returns from investments for RP Year 2008 shall be on or before March 15, 2018.

Participants’ Percentage Interests

Each Participant’s RP Shares will be determined by the Steering Committee (or by the Board of Directors Compensation Committee in the case of awards to members of the Steering Committee or other executive officers).

Distributions

All distributions out of the Pool will be made by March 15 of the year following the Company’s receipt. Distributions will be paid to Participants only to the extent returns are received by the Company, subject to the terms herein. If no returns are received by the Company on the investments allocated for a specific RP Year, then no distributions will be made in the following year.

Any returns which the Company may receive in the form of stock will be retained by the Company until such time as the Company, in its sole discretion, liquidates the stock. The Participants’ percentage interest in the proceeds realized from the liquidation of such stock will then be paid to the Participants by March 15 following the year of liquidation.

Payment of any distributions under the Plan may be postponed, reduced and/or eliminated pursuant to applicable law or regulation or as otherwise determined by federal and state regulations to which the Company and its Affiliates are subject, as determined by the Compensation Committee.

The Company will accrue for distributions under the Plan on a quarterly basis for accounting purposes only. Participants are eligible for distributions only to the extent that they meet the criteria below under Eligibility for Distributions.

Eligibility for Distributions

In order to be entitled to receive distributions, Participants must be employed by the Company or its Affiliates on the date distributions are paid to Participants, except as otherwise provided herein, and have satisfactory performance reviews.

A Participant whose performance is unsatisfactory, as determined by such Participant’s supervisor in his or her reasonable discretion, forfeits any distributions which the Participant would otherwise have received by the March 15 following the year of unsatisfactory performance. If the Participant’s performance improves to satisfactory or above in a subsequent year, the Participant will again become eligible to receive distributions under the Plan for such subsequent year or years. Such RP Shares may also be deemed by the Steering Committee or Compensation Committee as Suspended RP Shares as defined above.

NO ASSURANCES OF DISTRIBUTIONS

No assurances will be made by the Company or any of its Affiliates to any Participant as to payment of any distributions. No Participant may have any claim against the Company in the event such Participant does not receive a distribution (for example, no distribution is made because the Company did not realize any returns from the designated investments and amounts; or the Participant does not otherwise meet the criteria specified above under Eligibility for Distributions).

TERMINATION OF EMPLOYMENT

Participants must be employed by the Company on the date the distributions are actually paid. A Participant who terminates employment with the Company forfeits his or her interest in the Plan, whether or not accrued. A transfer of employment between the Company and its Affiliates shall not be deemed a termination of employment. Exceptions may only be made with the written approval of the Chief Executive Officer of the Company. Exceptions for members of the Steering Committee or other executive officers may only be made with the approval of the Board of Directors Compensation Committee.

PRIOR YEAR PLANS

This restatement of the Plan establishes the rights and benefits of Participants beginning on January 1, 2008. The rights and benefits of an employee who was a participant in the Plan in a prior RP Year shall be determined under the terms of the Plan in effect for the applicable RP Year.

WITHHOLDING

The Company will withhold from the payment of any distribution hereunder any amount required to be withheld for taxes.

NO RIGHTS TO EMPLOYMENT

Nothing in this Plan shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Affiliate.

NO ASSIGNMENT; CERTAIN RIGHTS OF PARTICIPANTS

Except as otherwise required by applicable law, any interest, benefit, payment, claim or right of any participant under the Plan shall not be sold, transferred, assigned, pledged, encumbered or hypothecated by any Participant and shall not be subject in any manner in to any claims of any creditor of any Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of any Participant, payment of a distribution shall only be made to such Participant. Notwithstanding the foregoing, the Compensation Committee may establish such procedures as it deems necessary for a Participant to designate a beneficiary to whom any amounts would be payable in the event of any Participant’s death.

To the extent a Participant or other person acquires a right to receive a distribution hereunder, such right shall be no greater than the right of an unsecured general creditor of the Company or any Affiliate.

ARBITRATION

Any and all disputes or controversies arising from or regarding the interpretation, performance, enforcement or termination of the Plan will be resolved by final and binding arbitration under the procedures set forth in the Arbitration Procedures and the then existing rules of practice and procedure of the Judicial Arbitration and Mediation Services, Inc. (or its successor entity).

SUSPENSION, REVISION, AMENDMENT OR TERMINATION OF THE PLAN

The Compensation Committee may, from time to time, suspend, revise, amend or terminate the Plan and no Participant shall have a vested right to any benefit under the Plan except with respect to a distribution at the time such distribution is made.

GOVERNING LAW

The Plan shall be governed by the laws of California.

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